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                                                                    Exhibit 10.7

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made effective as of July 1, 1999, by and between STERLING FINANCIAL CORPORATION ("Sterling") and HAROLD B. GILKEY (the "Executive"),

                              W I T N E S S E T H :
         WHEREAS, the Executive is Chairman of the Board and Chief Executive Officer of Sterling and Sterling desires to retain the Executive and the Executive is willing to continue to serve in such capacities on the terms and conditions herein set forth; and
         WHEREAS, the parties desire to enter into this Agreement, which is intended to amend and supersede an existing Employment Agreement, as amended (the "Prior Agreement");
         NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
         1. EMPLOYMENT. Sterling agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by Sterling, upon the terms and conditions hereinafter provided until June 30, 2004 (the "Term").
         2. POSITION AND DUTIES. During the Term, Sterling agrees to employ the Executive to serve as the Chairman of the Board and Chief Executive Officer of Sterling and the Executive will have such powers and duties as are commensurate with such position and as may be conferred upon him by the Board of Directors of Sterling (the "Board"). During the Term, and except for illness or incapacity and reasonable vacation periods of no more than four weeks in any fiscal year (or such other period as shall be consistent with Sterling's policies for other key executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of Sterling and its subsidiaries and affiliates, provided, however, that the Executive may serve on other boards as a director or trustee if such service does not interfere with his ability to discharge his duties and responsibilities to Sterling.

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         3. COMPENSATION. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of Sterling, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:
         (a) Base Salary. Sterling shall pay the Executive a fixed minimum salary of $280,000 per annum (such amount or such higher annual amount as is being paid from time to time pursuant to the terms hereof being referred to as the "Base Salary"). The Base Salary shall be subject to such periodic review (which shall occur at least annually) and such periodic increases as the Board shall deem appropriate in accordance with Sterling's customary procedures and practices regarding the salaries of senior officers. The Base Salary shall be payable in accordance with the customary payroll practices of Sterling, but in no event less frequently than monthly.
         (b) Bonus Awards. The Executive shall be entitled to receive an incentive bonus (the "Incentive Bonus") for each fiscal year during the Term. The Incentive Bonus shall be paid within thirty days of the end of each fiscal year. The Incentive Bonus shall be a minimum of ten percent of the Executive's Base Salary and the Executive shall be awarded a minimum of 5,000 incentive stock options under Sterling's stock option or incentive plan(s) then in effect. The Incentive Bonus may be increased, upon the recommendation of the Personnel Committee and the approval of the Board, to a maximum of one hundred percent of the Executive's Base Salary depending, among other factors, upon the attainment of performance goals set by the Board for the Executive and for Sterling. At the Executive's sole election, made before the beginning of each calendar year in which an Incentive Bonus is paid, up to one hundred percent of such Incentive Bonus shall be paid into Sterling's deferred compensation plan then in effect.
         (c) Stock Options. The Executive shall be eligible to receive grants under Sterling's stock option or incentive plan(s) then in effect subject to the terms and conditions of such plan(s).
         (d) Perquisites. Sterling also will furnish the Executive during each fiscal year of the Term, without cost to him except any associated tax liability, with reasonable (i) payment for

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         tax preparation and financial planning; (ii) payment for an annual physical examination of the Executive by a physician selected by the Executive; (iii) reimbursement for club membership fees or dues; and
         (iv) payment of an automobile allowance, it being understood that the club membership fees or dues and the automobile allowance shall be primarily to further the business of Sterling.
         (e) Split Dollar Life Insurance Plan. Sterling shall continue in force, for the benefit of the Executive, a split-dollar life insurance plan which is, or is substantially similar to, the split dollar life insurance plan which is currently in effect.
         (f) Goodwill Lawsuit. Sterling is the plaintiff in a lawsuit in the United States Court of Federal Claims (the "Goodwill Lawsuit"). Notwithstanding anything to the contrary herein, if and when a settlement or judgment amount is received by Sterling or its affiliates, successors or assigns, as a result of the Goodwill Lawsuit or a related lawsuit, the Executive shall be paid three percent of the gross amount received, in recognition of the Executive's substantial contribution in bringing about the settlement or judgment. The parties recognize and agree that any material decisions regarding the management, settlement or dismissal of the Goodwill Lawsuit will be made by the Board. This provision shall survive any termination of this Agreement.
         (g) Additional Benefits. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of Sterling are eligible under any plan or program now or hereafter established and maintained by Sterling for senior officers, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, life or other insurance, tax-qualified pension, savings, thrift, 401(k) and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, salary continuation plans, disability insurance, automobile allowance or automobile lease plans, and executive contingent compensation plans, including, without limitation, stock option or incentive plan(s) then in effect. In addition, the Executive shall be entitled to receive such fees as are established and paid from time to

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         time to members of the Board generally for their attendance at
         Sterling Board and Committee meetings.
         4. BUSINESS EXPENSES. It is understood that for the Executive to successfully perform his duties hereunder so as to produce the greatest economic return to Sterling, it is necessary for the Executive to entertain persons having an existing or prospective business relationship with Sterling and to attend seminars, conventions and continuing education programs. Sterling, therefore, shall pay directly or reimburse the Executive for all reasonable travel, entertainment or other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as Sterling may from time to time establish for senior officers and to preserve any deductions for Federal income taxation purposes to which Sterling may be entitled.
         5. EFFECT OF TERMINATION OF EMPLOYMENT OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL.
         (a) Certain Terminations. In the event the Executive's employment hereunder terminates due to either Permanent Disability, a Without Cause Termination or a Constructive Discharge, Sterling shall, as severance pay continue, subject to the provisions of Section 7 below, to pay the Executive's Base Salary as in effect at the time of such termination until (A) the expiration of the Term or (B) for a three-year period beginning on the date of Termination of Employment, whichever is longer (the "Severance Period"), provided, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to the Executive under Sterling's disability program generally available to other employees. In addition, earned but unpaid Base Salary and Incentive Bonus amounts and amounts (whether vested or not) held for the Executive's account in Sterling's deferred compensation plan then in effect as of the date of Termination of Employment shall be payable in full. Group hospitalization, health, dental care, life or other insurance, including travel or accident insurance, disability insurance and the perquisites set forth in
         Section 3(d) shall continue through the end of the Severance Period. All stock

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          options and other incentive awards held by the Executive shall become fully exercisable during the Severance Period.
          (b) Other Terminations. In the event that the Executive's employment hereunder terminates due to a Termination for Cause or the Executive's death, or the Executive voluntarily terminates employment with Sterling for reasons other than a Constructive Discharge or Permanent Disability, earned but unpaid Base Salary and Incentive Bonus amounts as of the date of Termination of Employment shall be payable in full. However, no other payments shall be made, or benefits provided, by Sterling under this Agreement except for stock options and other incentive awards held by the Executive pursuant to the terms of the grant(s) thereof, vested benefits payable under the terms of the deferred compensation plan then in effect, and any other benefits which the Executive is entitled to receive under the terms of employee benefit programs maintained by Sterling or its affiliates for its employees.
          (c) Definitions. For purposes of this Agreement, the following terms have the following meanings:
                  (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by Sterling because the Executive has
                  (A) breached this Agreement or, having received reasonable notice of and an opportunity to cure any deficiency, failed to perform his duties under applicable law or the Bylaws of Sterling, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; (B) been convicted of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all right of appeal; or (C) violated the provisions of Section 7 herein.
                  (ii) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to a failure of Sterling or its successors, without the prior consent of the Executive, to fulfill the obligations under this Agreement in any material respect, including (A) any failure of the shareholders of Sterling to elect or reelect, or of Sterling to appoint or reappoint, the Executive as a member of the

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                  Board, or to the offices of Chairman of the Board and Chief
                  Executive Officer of Sterling, or (B) any other material adverse change by Sterling in the functions, duties or responsibilities of the Executive's position with Sterling.
                  (iii) The term "Without Cause Termination" means a termination of the Executive's employment by Sterling, for a reason other than Permanent Disability, retirement, expiration of the Term, or Termination for Cause. (iv) The term "Permanent Disability" means the inability of the Executive to work for a period of six full calendar months during any twelve consecutive calendar months due to illness or injury of a physical or mental nature. Any questions as to the existence of the Disability of Executive as to which Executive and Sterling cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Sterling. If Executive and Sterling cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Sterling and Executive shall be final and conclusive for all purposes under this Agreement.
         6. EFFECT OF TERMINATION OF EMPLOYMENT IN CONNECTION WITH A CHANGE IN CONTROL. (a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
                  (i) The term "Change in Control" means any of the following events:
                            (A) the acquisition by any person, (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Sterling, its affiliates or benefit plans sponsored by Sterling, or its affiliates of ownership of stock possessing twenty percent or more of the total voting power of Sterling;
                            (B) the approval by the shareholders of  Sterling of
                            (1) any consolidation, merger, or other similar type of transaction involving Sterling in which the holders of voting stock of Sterling immediately before the consolidation, merger, or similar transaction, will not own fifty percent or more of the

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                            voting shares of the continuing or surviving
                            corporation immediately after such consolidation, merger, or similar transaction, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Sterling; or
                           (C) a change of twenty-five percent (rounded to the next whole person) in the membership of the Board of Directors of Sterling or any successor within a twelve-month period, unless the election or nomination for election by shareholders of each new director within such period is approved by the vote of eighty-five percent (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the said twelve-month period.
                  (ii) "Separation Period" means the three-year period beginning on the date of the Executive's Termination of Employment.
                  (iii) "Termination of Employment" shall mean the termination of the Executive's actual employment with Sterling.
                  (iv) "Termination Upon a Change of Control" shall mean a Termination of Employment upon or within eighteen months after a Change of Control.
         (b) Payments for Termination upon a Change of Control. Within twenty days of the Executive's Termination upon a Change in Control, Sterling shall pay to the Executive in a single payment in cash and/or provide to the Executive, as applicable, the following:
                  (i) the Executive's earned but unpaid Base Salary and Incentive Bonus amounts and amounts (whether vested or not) held for the Executive's account in the deferred compensation plan then in effect as of the date of Termination of Employment;
                  (ii) the benefits, if any, to which the Executive is entitled as a former employee under the employee benefit programs and compensation plans and programs maintained for the benefit of Sterling's officers and employees;
                  (iii) continued group hospitalization, health, dental care, life or other insurance, including travel or accident insurance and disability insurance, and the perquisites set forth in Section 3(d) throughout the Separation Period, with coverage equivalent to

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                  the coverage to which the Executive  would have been entitled had the Executive continued working for Sterling during the Separation Period at the highest annual rate of Base Salary achieved during the Executive's period of actual employment with Sterling, provided, however, that the Executive may upon written notice elect to receive the present value of such coverage in cash in a lump sum, computed using a discount rate of 6% per year compounded monthly.
                  (iv) an amount equal to the Base Salary and Incentive Bonus amounts the Executive would have earned if the Executive had continued working for Sterling during the Separation Period, at the highest annual rate of Base Salary, and the highest annual Incentive Bonus achieved during the Executive's period of actual employment with Sterling; and
                  (v) an amount equal to Sterling's contributions to which the Executive would have been entitled under Sterling's 401(k) Plan if the Executive had continued working for Sterling during the Separation Period at the highest annual rate of Base Salary achieved during the Executive's period of actual employment with Sterling, and the Executive making the maximum amount of employee contributions as are permitted under such plans.
         (c) Options and Stock Appreciation Rights. All stock options and other incentive awards held by the Executive shall become fully exercisable during the Separation Period.
         (d) Adjustment for Taxes. In the event that either Sterling's independent public accountants or the Internal Revenue Service determines that any payment, coverage, benefit or benefit acceleration provided to Executive, whether specifically provided for in this Agreement or otherwise, is subject to the excise tax imposed by Section 4999 (or any successor provision) ("Section 4999") of the Internal Revenue Code of 1986, as amended (the "Code"), Sterling, within 30 days thereafter, shall pay to Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by multiplying the rate of excise tax then imposed by Section 4999 by the amount of the "excess parachute payment" received by Executive (determined without regard to any payments made to the Executive pursuant to this paragraph) and dividing the product so obtained by the

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         amount obtained by subtracting the aggregate local, state and Federal income tax rate applicable to the receipt by Executive of the "excess parachute payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code, it being Sterling's intention that the Executive's net after tax position be identical to that which would have obtained had Sections 280G and 4999 not been part of the Code.
         (e) In the event that, on or after the occurrence of a Change in Control, Sterling fails to make any payment or provide any coverage to Executive arising out of or relating in any way to this Agreement or to the Executive's employment by Sterling (collectively, "Employment Rights"), then Sterling shall pay to the Executive and reimburse the Executive for the Executive's full costs (including, without limitation, the fees and expenses of the Executive's attorneys and court and related costs) of enforcing the Executive's Employment Rights. In addition, if the enforceability of this Agreement or the payment of any benefit to the Executive hereunder is disputed by Sterling on or after the occurrence of a Change in Control, then the Term of this Agreement shall be extended for the period of the dispute in the event of a final judicial determination that the Executive is entitled to at least fifty percent (in dollar amount) of the benefits which he claimed from, and which were disputed by, Sterling.
         7. OTHER DUTIES OF EXECUTIVE DURING AND AFTER TERM.
         (a) Confidential Information. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of Sterling or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "Business"), as such information may exist from time to time, other than information that Sterling has previously made publicly available or which is in the public domain, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. The Executive shall not, through the end of the Term, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any

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         person, firm, association, corporation, or governmental agency, any information concerning the affairs, business, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of Sterling, to deliver the same to Sterling.
         (b) Non-Compete. Through the end of the Term, the Executive shall not without express prior written approval of Sterling's Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates (a "Competitor"), other than severance-type or retirement-type benefits from entities constituting prior employers of the Executive. The Executive also agrees that he will not solicit for the account of any Competitor, any customer or client of Sterling or its affiliates, or, in the event of the Executive's Termination of Employment, any entity or individual that was such a customer or client during the 12-month period immediately preceding the Executive's Termination of Employment. The Executive also agrees not to act on behalf of any Competitor to interfere with the relationship between Sterling or its affiliates and their employees. In addition, if the Executive obtains non-competitive employment during the Term, for such period the Executive agrees not to solicit employees of Sterling or its affiliates for new employment without the prior written consent of Sterling. For purposes of this section, (i) the term "proprietary interest" means legal or equitable ownership, whether through stockholdings or otherwise, of greater than a 20% equity interest in a business, firm or entity, and (ii) an entity shall be considered to be "engaged in competition" if such entity

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         is, or is a holding company for, a bank, savings and loan association or other financial services business engaged in a business that competes with Sterling in the States of Washington, Idaho, Montana or Oregon.
         (c) Remedies. Sterling's obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provisions of this section. The Executive's Agreement as set forth in this Section 7 shall: (a) survive the termination of this Agreement, and continue throughout the duration of the Executive's employment with Sterling, except as amended or modified by written agreement of the parties; and (b) survive the Executive's Termination of Employment with Sterling.
         (d) Modification of Terms. If any restriction in this Section 7 is finally adjudicated by a court of competent jurisdiction to exceed the time, geographic, service or other limitations permitted by applicable law in any jurisdiction, such restriction may be modified and narrowed by a court to the maximum time, geographic, service or other limitations permitted by applicable law so as to preserve and protect Sterling's legitimate business interest, without negating or impairing any other restrictions or undertaking set forth in the Agreement. (e) Change in Control. The provisions of this Section 7 shall be inapplicable if the Executive's Termination of Employment is a "Termination upon a Change in Control" as defined in Section 6 of this Agreement.
         8. WITHHOLDING TAXES. Sterling may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
         9. CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude Sterling from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of Sterling hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Sterling" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

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         10. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

                    (a)    To Sterling:

                           111 Wall Street
                           Spokane, WA 99201

                           Attention: Chief Financial Officer

                           With a copy to:

                           Witherspoon, Kelley, Davenport & Toole, P.S.
                           422 West Riverside, Ste 1100
                           Spokane, WA  99201-0390

                           (b) To the Executive:

                           At his regular office and to

                           South 3924 Eastgate Court
                           Spokane, WA  99203

or to such other address as either party shall from time-to-time specify in writing to the other.
         11. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.
         12. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by other employment or otherwise, except as provided herein.

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         13. SOURCE OF PAYMENT. All payments provided for under this Agreement shall be paid in cash from the general funds of Sterling. To the extent that any person acquires a right to receive payments from Sterling hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of Sterling.
         14. FURTHER ACTION. Sterling shall perform all acts and execute all documents as may be reasonably necessary to effect performance of this Agreement by Sterling. In the event Sterling's Deferred Compensation Plan, the 1992 Stock Option Plan and the 1998 Long-Term Incentive Plan or plans which are substantially similar to such plans are not maintained, Sterling shall provide the Executive with compensation which is substantially similar in financial effect to the compensation which would otherwise have been provided through such plans. References herein to deferred compensation, stock option or incentive plan(s) and any other benefit plans shall be deemed to include all successor plans. Nothing in this Agreement shall be deemed to be a modification of Sterling's stock option or incentive plans.
         15. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is finally adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
         16. CONTENTS OF AGREEMENT. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the parties hereto.
         17. GOVERNING LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Washington, and the Executive consents to the jurisdiction of the state and federal courts of Washington in any dispute arising under this Agreement.
         18. SURVIVAL OF BENEFITS. Any section of this Agreement which provides a benefit to the Executive and which does not expressly provide for its termination upon the expiration of the Term shall survive the expiration of the Term and the obligation to provide benefits to the Executive as

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set forth in such Section shall remain binding upon Sterling until such time as the Executive's employment relationship with Sterling is terminated and the benefits provided under such Section are paid in full to the Executive. Anything to the contrary herein notwithstanding, following any Termination of Employment including retirement, Sterling shall continue to provide medical, dental, disability and travel accident insurance coverages for the Executive and his spouse to the same extent as if the Executive had continued in Sterling's employ, provided that such coverages shall be offset by the receipt of any alternate benefits under Medicare or similar programs.
         19. REPRESENTATIONS. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement against him according to its terms, and that its execution and performance by him does not and will not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.
         20. MISCELLANEOUS. All section headings are for convenience only. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
         IN WITNESS WHEREOF, and intending to be legally bound, Sterling has caused this Agreement to be executed by its duly authorized representatives and the Executive has signed this Agreement, all as of the first date above written.

                                                  STERLING FINANCIAL CORPORATION

                                                  BY: /s/ Robert B. Larrabee
                                                     ---------------------------
                                                     ROBERT B. LARRABEE

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ATTEST:

STERLING FINANCIAL CORPORATION

BY: /s/ Daniel G. Byrne
   -----------------------------------
       DANIEL G. BYRNE
       Senior Vice President - Finance

                                                     /s/ Harold B. Gilkey
                                                --------------------------------
                                                         HAROLD B. GILKEY

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